EXHIBIT 10.6

EMPLOYMENT AGREEMENT

Amended and Restated as December 29, 2008

This Amended and Restated Employment Agreement (“Agreement”) is dated as of December 29, 2008  by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“RAI”), and MICHAEL S. YECIES (“Yecies”).

BACKGROUND

WHEREAS, Yecies and RAI are parties to an Employment Agreement dated November 17, 2006 (“Existing Agreement”); and

WHEREAS, RAI and Yecies desire to amend the Existing Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and to make other appropriate changes to comply with applicable law.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Yecies hereby agree that the Existing Agreement is amended and restated to read as follows:

1.           Employment.  During the term of this Agreement, Yecies shall be employed as a Senior Vice President, Chief Legal Officer and Secretary of RAI.

2.           Duties.  Yecies shall report to, and accept direction from, the Chief Executive Officer of RAI and from the Board of Directors of RAI (the “Board”).  Yecies shall serve RAI diligently, competently and to the best of his abilities.  Yecies shall devote substantially all of his time and attention to the business of RAI and its affiliates, and shall not undertake any other duties which conflict with these responsibilities.  Yecies shall render such services as may reasonably be required of him to accomplish the business purposes of RAI, and such duties as may be assigned to him from time to time and which are appropriate for his positions at RAI.

3.           Term.  Yecies’ employment hereunder shall commence on the date hereof and continue in full force and effect for a period of one (1) year, unless sooner terminated in accordance with the provisions hereof (the “Term”).  Such Term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of one (1) year.  Such automatic extensions shall cease upon RAI’s written notice to Yecies of its election to terminate this Agreement at the end of the one (1) year period then in effect.

      4.           Compensation.

(a)           Base Compensation.  During the period of employment, RAI shall pay to Yecies "Base Compensation" to be established by the Board, which was initially as of the date of the Existing Agreement in an amount equal to Two Hundred Ten Thousand Dollars ($210,000) per annum base compensation (the “Initial Level”).  Yecies’ Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI’s compensation of Yecies.  It is understood that RAI, through the compensation committee of the Board, will review Yecies’ performance on an annual basis and increase or decrease (but in no event below the Initial Level) his Base Compensation based upon his performance.

(b)           Incentive Compensation.  During the Term, Yecies may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Yecies’ performance.

5.           Benefits.

Yecies shall be entitled to receive the following benefits from RAI independent of any other benefits which Yecies may receive from RAI or otherwise:

(a)           Participation in Plans.  Yecies shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Yecies is eligible under the terms of such plans or programs.

(b)           Disability.  Yecies shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other Senior Vice Presidents of RAI in each case to the extent Yecies is eligible under the terms of such plans or programs.

(c)           Reimbursement of Expenses.  RAI shall reimburse Yecies for all reasonable expenses incurred by Yecies in the performance of his duties, including without limitation expenses incurred during business-related travel.  Yecies shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI.

(d)           Personal Time Off.  Yecies shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in RAI’s company policies.  This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI.

6.           Termination.

Anything herein contained to the contrary notwithstanding, Yecies’ employment hereunder shall terminate as follows:

(a)           Death.  Yecies’ employment shall terminate automatically upon the death of Yecies.

(b)           Termination by RAI, for Cause.  RAI may terminate this Agreement for Cause.  “Cause” shall encompass the following: (i) Yecies has committed any act of fraud; (ii)

illegal conduct or gross misconduct by Yecies, in either case that is willful and results in material and demonstrable damage to the business or reputation of RAI or any of its affiliates; (iii) Yecies is charged with a felony; (iv) the continued failure of Yecies substantially to perform Yecies’ duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Yecies a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which RAI believes that Yecies has not substantially performed his duties; or (v) Yecies has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Yecies shall have ten business days after written notice to cure such failure.

(c)           Termination by RAI without Cause. RAI may terminate this Agreement without Cause upon thirty (30) days prior written notice to Yecies.

(d)           Disability.  RAI may terminate this Agreement if Yecies becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Yecies, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”).  A termination of Yecies’ employment by RAI for Disability shall be communicated to Yecies by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Yecies (the “Disability Effective Date”), unless Yecies returns to full-time performance of his duties before the Disability Effective Date.

(e)           Good Reason. Yecies may terminate his employment for Good Reason (as defined below) upon thirty (30) days’ prior written notice to RAI, which notice shall set forth the grounds for such termination and the specific provision(s) of this Agreement on which Yecies relies.  The notice must be provided within two (2) months after the event giving rise to the termination for Good Reason occurs.  RAI shall have a period of thirty (30) days during which it may cure any condition reasonably susceptible of cure.  If RAI does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Yecies’ termination of employment for Good Reason must become effective within thirty (30) days after the end of the cure period, in order for such termination to be treated as a termination for Good Reason under this Agreement. For purposes of this paragraph (e) “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Yecies’ position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Yecies; (ii) any purported termination of Yecies’ employment by RAI for a reason or in a manner not expressly permitted by this Agreement; (iii) any failure by RAI to comply with Section 11(c) of this Agreement; or (iv) any other substantial breach of this Agreement by RAI that either is not taken in good faith or is not remedied by RAI promptly after receipt of notice thereof from Yecies.

(f)           Change of Control.  In the event of a Change of Control (as defined below), Yecies may terminate his employment by providing such written notice to RAI for a period of time commencing on the date such Change of Control occurs and ending on the date six (6)months thereafter.

(g)           Termination by Yecies Without Cause.  Yecies may terminate this Agreement for any reason other than those set forth in Section 6(e) (other than by such Yecies’ death or Disability) upon one hundred eight (180) days prior written notice to RAI.

(h)           The “Date of Termination” means the date of Yecies’ death, the Disability Effective Date, the date on which the termination of Yecies’ employment by RAI for Cause or without Cause or by Yecies for Good Reason is effective, or the date on which Yecies gives RAI notice of a termination of employment without Good Reason, as the case may be.

(i)           A “Change in Control” means the occurrence of any of the following events:

(1)           Consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(2)           Consummation of a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI’s assets;

(3)           During any period of twenty-four consecutive months, less than one-third of the individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) are on the Board at the end of such period.

(4)	Neither Edward E. Cohen nor Jonathan Cohen are on the Board; or

(5)           Jonathan Cohen is no longer Chief Executive Officer of RAI.

7.           Effect of Termination.

(a)           Death.  If Yecies’ employment is terminated by reason of Yecies’ death during the Term, a death benefit shall be paid to Yecies’ designated beneficiaries (or, if there is no such beneficiary, to Yecies’ estate or legal representative), in an amount equal to the sum of the following amounts: (1) any portion of Yecies’ Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) any accrued but unpaid vacation pay through the Date of Termination; (3) an amount equal to one (1) year’s Base Compensation as of the Date of Termination; and (4) an amount equal to the value of all compensation (excluding stock option grants) received by Yecies pursuant to Section 4(b) during the prior year ending on the Date of Termination.  In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Yecies hereunder shall terminate and Yecies’ rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant. The amount to be paid under this Section shall be paid as described in Section 7(f).

(b)           Disability.  Upon the termination of Yecies’ employment pursuant to Section 6(d) hereof due to Yecies’ Disability, Yecies shall be entitled to receive compensation equal to his Base Compensation and any incentive compensation (excluding stock option grants) pursuant to Section 4(b) that Yecies would otherwise have earned through the expiration of the Term, as provided under Section 3.  The amount to be paid under this Section shall be paid as described in Section 7(f); provided, however that if Yecies is terminated by reason of Disability, Yecies shall assign to RAI any benefits received on account of RAI provided disability insurance for the period for which he has received payments pursuant to this Section 7(b).

(c)           By RAI for Cause; By Yecies Other than for Good Reason.  If Yecies’ employment is terminated by RAI for Cause during the Term, RAI shall pay Yecies his Base Compensation through the Date of Termination to the extent earned but not yet paid.  If Yecies voluntarily terminates employment during the Term, other than for Good Reason, RAI shall pay Yecies his Base Compensation through the Date of Termination to the extent earned but not yet paid.  In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Yecies hereunder shall terminate and the rights of Yecies in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(d)           By RAI Other than for Cause, Death or Disability; by Yecies for Good Reason.  If, during the Term and before a Change of Control, RAI terminates Yecies’ employment, other than for Cause, Death or Disability (which shall include termination of this agreement at the end of its term due to RAI giving the notice described in the last sentence of paragraph 3 hereof), or Yecies terminates employment for Good Reason, RAI shall pay to Yecies an amount equal to the Base Compensation as set forth in Section 4(a) that Yecies would have earned if he had remained employed by RAI pursuant to this Agreement for a period of one (1) year following his Date of Termination.  The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Yecies’ employment by RAI other than for Cause or for the actions of RAI leading to a termination of Yecies’ employment by Yecies for Good Reason, and shall be the sole and exclusive remedy therefor.  The amount to be paid under this Section shall be paid as described in Section 7(f). In addition, (i) Yecies shall receive the benefits set forth in 7(e)(ii) and (ii) any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable in accordance with the terms of the applicable plan and grant.

(e)           Following a Change of Control.  If, during the Term, Yecies terminates his employment following a Change of Control as provided in Section 6(f), or Yecies’ employment is terminated by RAI or RAI’s successor following a Change of Control then RAI shall provide to Yecies the benefits described below (the “Severance Benefits”).  All Severance Benefits shall be paid as described in Section 7(f).

(i)           Severance Payment.  In lieu of any further compensation payments to Yecies for periods subsequent to the Date of Termination, RAI shall pay to Yecies an amount equal to (A) the Base Compensation as set forth in Section 4(a) that Yecies would have earned if he had remained employed by RAI pursuant to this Agreement through the end of the Term; plus (B) any incentive compensation as set forth in Section 4(b) that that Yecies would have earned if he had remained employed by RAI pursuant to this Agreement through the end of the Term.  The incentive compensation paid to Yecies pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) Yecies received in the year immediately prior to the Date of Termination.  In addition to the foregoing, any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable in accordance with the terms of the applicable plan and grant.

(ii)           Benefits.

                    (A)           For the remainder of the Term (the “Separation Period”), Yecies may elect continued health coverage under RAI’s health plan in which Yecies participated at the Date of Termination, as in effect from time to time, provided that Yecies shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

                    (B)           RAI shall pay Yecies an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Separation Period, less the premium charge that is paid by RAI employees for such coverage, as in effect on Yecies’ Date of Termination.  The cash payments under this subsection (B) shall be increased by a tax gross up payment equal to Yecies’ income and FICA tax imposed on the payment under this subsection (B).

                    (C)           RAI shall pay Yecies an amount equal to the cost that RAI would incur for life, disability and accident insurance coverage (as calculated below) for the Separation Period as if Yecies had continued in employment and participated in RAI’s plans, less the premium charge that is paid by active RAI employees for such coverage as in effect at Yecies’ Date of Termination.  The monthly cost of disability, life and accident insurance coverage shall be calculated based on RAI’s monthly cost of such coverage on Yecies’ Date of Termination.   The cash payments under this subsection (C) shall be increased by a tax gross up payment equal to Yecies’ income and FICA tax imposed on the payment under this subsection (C).

The payments and benefits provided pursuant to this Section 7(e) are intended as liquidated damages for a termination of Yecies’ employment, and shall be the sole and exclusive remedy therefor.

f.           Payment Provisions.

(i)           Except as provided in subsection (ii) below, all amounts paid upon Yecies’ termination of employment as described in Section 7 shall be payable in regular payroll installments over the applicable period described in the applicable subsections ..  Such installments shall commence within thirty (30) days after the date of Yecies’ Date of Termination, subject to Yecies’ delivery to RAI of an effective release of all claims against RAI and its affiliates in the standard form provided by RAI for employee terminations (“Release”) and Yecies’ compliance with Section 13 below. Notwithstanding anything to the contrary in this Agreement, if RAI is paying Severance Benefits to Yecies pursuant to Section this 7(f)(i), then COBRA Premiums paid pursuant to Section 7(e)(ii)(B) shall be paid by RAI to Yecies only for the period during which Yecies elects to participate in continued health coverage under RAI’s health plan.  Notwithstanding anything in this subsection (f) to the contrary, no Release shall be required with respect to death benefits under Section 7(a).

(ii)           If Yecies’ employment is terminated upon or within two (2) years after a Change of Control that is a 409A Change of Control, all amounts paid as upon Yecies’ termination of employment as described in Section 7 shall be payable in a single lump sum payment instead of installments.  The lump sum payment shall be made within thirty (30) days after Yecies’ Date of Termination, subject to Yecies’ delivery to RAI of an effective Release and compliance with Section 13 below.  For purposes of determining the amounts to be paid pursuant to Section 7(e)(ii)(B) and Section 7(e)(ii)(C), the single lump sum payment shall equal the total amount that would otherwise have been paid to Yecies under Section 7(e)(ii)(B) and Section 7(e)(ii)(C) for the duration of the Separation Period as determined as of the Date of Termination.
  For purposes of this Section, a “409A Change of Control” means a Change of Control of RAI that meets the requirements of a change of control under section 409A of the Code and section 1.409A-3(i)(5) of the Treasury Regulations, and any additional guidance or regulations promulgated under section 409A of the Code.

(iii)           Notwithstanding the foregoing, all payments that are subject to the section 409A six-month delay shall be postponed as described in Section 13 below.

8.           Confidential Information.  All confidential information or trade secrets which Yecies may obtain during the period of employment relating to the business of RAI and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI and its affiliates.  The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9.           Covenant Not to Solicit.  Yecies shall not, during the Term and for a period ending on the date one (1) year from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of RAI or its affiliates to leave the employ of RAI or such affiliate, or in any way interfere with the relationship between RAI and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of RAI or any of its affiliates within 180 days after such person ceased to be an officer or employee of RAI or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of RAI or any of its affiliates to cease doing business with RAI or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and RAI or any of its affiliates.

10.           Remedies in Case of Breach of Certain Covenants or Termination.  RAI and Yecies agree that the damages that may result to RAI from misappropriation of confidential information or solicitation as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Yecies of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11.           Assignment.

(a)           This Agreement is personal to Yecies and, without the prior written consent of RAI, shall not be assignable by Yecies.  This Agreement shall inure to the benefit of and be enforceable by Yecies’ legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAI has an interest.  Yecies acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will also, if requested by any affiliate of RAI perform the reasonable duties of a vice president of finance of any such affiliate.

(c)           RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place.  As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.           Miscellaneous.

(a)           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b)           Modification of Agreement.  This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(c)           Waiver.  The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

(e)           Notices.  Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to RAI:

Resource America, Inc.
              1 Crescent Drive, Suite 203
                              Navy Yard
                              Philadelphia, PA 19112
                    Attn:  Jonathan Cohen

If to Yecies:

Michael S. Yecies
                               1 Crescent Drive, Suite 203
                               Navy Yard
                              Philadelphia, PA 19112

(f)           Duplicate Originals and Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

13.           Section 409A.

(a)           Payment Delay.  Notwithstanding anything in this Agreement to the contrary, if Yecies is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If Yecies dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Yecies’ estate within sixty (60) days after the date of Yecies’ death.  A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.  If a Change of Control shall have occurred and amounts are postponed on account of section 409A, interest on the postponed amounts shall accrue during for the postponement period at the prime rate published in the Wall Street Journal on Yecies’ Date of Termination.

(b)           Section 409A Compliance.  This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A.  For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Yecies, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Yecies’ lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By: /s/ Jeffrey F. Brotman
Jeffrey F. Brotman
Executive Vice President

/s/ Michael S. Yecies
MICHAEL S. YECIES